Independent Auditors' Report


The Board of Directors and Stockholders
CoActive Marketing Group, Inc.:


Under date of July 3, 2001, except for notes 1(b) and 1(m), which are as of June 27, 2002 and note 1(i) which is as of June 17, 2003, we reported on the consolidated statement of operations, stockholders' equity, and cash flows of CoActive Marketing Group, Inc. (formerly Inmark Enterprises, Inc.) and subsidiaries as of March 31, 2001, as contained in the 2003 annual report to stockholders. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the accompanying index. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                              KPMG LLP


Melville, New York
July 3, 2001, except for
     notes 1(b) and 1(m), which
     are as of June 27, 2002, and
     note 1(i) which is as of
     June 17, 2003

                                       51